SCHEDULE A

                            (AS OF OCTOBER 1, 2018)


                                     FUNDS

                                            ANNUAL RATE OF
                                            AVERAGE DAILY
   Series                                   NET ASSETS          EFFECTIVE DATE
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   First Trust International IPO ETF           0.70%            October 10, 2014
   First Trust NASDAQ Cybersecurity ETF        0.60%            July 2, 2015
   First Trust IPOX Europe Equity              0.70%            October 1, 2018
   Opportunities ETF
   First Trust Dow Jones International         0.65%            October 31, 2018
   Internet ETF
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